                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

        Filed by the Registrant [X]

        Filed by a Party other than the Registrant [ ]

        Check the appropriate box:

        [ ] Preliminary Proxy Statement            [ ] Confidential, For Use of the
        [X] Definitive Proxy Statement                 Commission only (as permitted
        [ ] Definitive Additional Materials            by Rule 14a-6(e)(2))
        [ ] Soliciting Materials Under Rule 14a-12

                             EPL TECHNOLOGIES, INC.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

        [X] No fee required
        [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11

          (1) Title of each class of securities to which transaction applies:

                                      N.A.

          (2) Aggregate number of securities to which transaction applies:

                                      N.A.

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N.A.

          (4) Proposed maximum aggregate value of transaction: N.A.

          (5) Total fee paid:

                                      N.A.

          [ ] Fee paid previously with preliminary materials: N.A.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1) Amount previously paid:

                                      N.A.

          (2) Form, Schedule or Registration Statement No.:

                                      N.A.

          (3) Filing Party:

                                      N.A.

          (4) Date Filed:

                                      N.A.

                             EPL TECHNOLOGIES, INC.
                        2 INTERNATIONAL PLAZA, SUITE 245
                           PHILADELPHIA, PA 19113-1507

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         The Annual Meeting of Shareholders (the "Annual Meeting") of EPL Technologies, Inc. (the "Company") will be held on Thursday, June 28, 2001, at 9:30 A.M. (local time) at the Top of the Tower, 1717 Arch Street, Philadelphia, Pennsylvania for the following purposes:

     1. to elect four (4) directors to serve for the ensuing year or until their respective successors shall have been duly elected and qualified;

     2. to approve an amendment to the Company's 1998 Stock Incentive Plan (the "Plan") that would increase the number of shares of Common Stock reserved for issuance under the Plan to 1,500,000;

     3. to approve an amendment to the Company's Articles of Incorporation that would increase the authorized number of the Company's shares of Common Stock to 100,000,000; and

     4. to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on May 7, 2001 as the record date for the Annual Meeting. Only holders of record at that time of the Company's Common Stock, par value $0.001 per share and Series A Preferred Stock, par value $1.00 per share, Series E Preferred Stock, par value $0.01 per share and Series F Preferred Stock, par value $0.01 per share, are entitled to notice of, and are entitled to vote at, the Annual Meeting and any adjournment or postponement thereof. A complete list of shareholders entitled to vote at the Annual Meeting will be available, upon written demand, for inspection during normal business hours at the Company's address shown above by any shareholder of the Company prior to the Annual Meeting.

         A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, a letter from the Company's Chief Executive Officer, a Proxy Statement and a proxy accompany this notice. It is expected that these materials are first being sent to shareholders on or about May 21, 2001.

         The right to vote your stock at the Annual Meeting is an important shareholder right and should be exercised by you in person or by proxy regardless of the number of shares held by you. The Board of Directors sincerely hopes you will be able to be present at the Annual Meeting but requests in any event that you SIGN and DATE your proxy and mail it in the enclosed addressed, postage-prepaid envelope promptly. The return of the enclosed proxy will not affect your right to vote in person at the Annual Meeting. The prompt return of your proxy will eliminate the need for further solicitation, with its attendant expense to the Company.

By Order of the Board of Directors



Michael S. Leo
Secretary


May 18, 2001
Philadelphia, Pennsylvania



                                 PROXY STATEMENT

                         Annual Meeting of Shareholders
                            To Be Held June 28, 2001

         This Proxy Statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of EPL Technologies, Inc. (the "Company"), to be voted at its Annual Meeting of Shareholders (the "Annual Meeting") which will be held at 9:30 A.M. (local time) on June 28, 2001 at the Top of the Tower, 1717 Arch Street, Philadelphia, Pennsylvania and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting. It is expected that this Proxy Statement, the foregoing notice and the enclosed proxy are to be first mailed to shareholders entitled to vote on or about May 21, 2001. Such mailing also includes the Company's Annual Report on Form 10-K for the year ended December 31, 2000 ("2000") and a letter from the Company's Chief Executive Officer. The Annual Report and such other materials are not to be considered a part of the Company's proxy solicitation materials.


                            PURPOSE OF ANNUAL MEETING

         At the Annual Meeting, shareholders will be asked: (i) to elect four
(4) directors to serve for the ensuing year and until their respective successors shall have been duly elected and qualified; (ii) to approve an amendment to the Company's 1998 Stock Incentive Plan (the "Plan") that would increase the number of shares of Common Stock reserved for issuance under the Plan to 1,500,000; (iii) to approve an amendment to the Company's Articles of Incorporation that would increase the authorized number of the Company's shares of Common Stock to 100,000,000 (the "Articles Amendment"), and (iv) to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board recommends a vote in favor of (i.e., "FOR") items (i) - (iii) described above.

                            QUORUM AND VOTING RIGHTS

         The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the holders of the outstanding shares of (i) Common Stock, $0.001 par value per share (the "Common Stock") and (ii) Series A 10% Cumulative Convertible Preferred Stock, $1.00 par value per share (the "A Preferred Stock"), (iii) Series E Convertible Preferred Stock, $0.01 par value per share (the "E Preferred Stock") and (iv) Series F Convertible Preferred Stock, $0.01 par value per share (the "F Preferred Stock"), voting together as a class, is necessary to constitute a quorum for consideration of the matters to be voted upon at the Annual Meeting, other than the proposed Articles Amendment. With respect to the Articles Amendment, the presence in person or by proxy of the holders of a majority of the votes entitled to be cast by each class of Common Stock, A Preferred Stock, E Preferred Stock and F Preferred Stock, voting separately, is necessary to constitute a quorum.

         Only holders of record of shares of Common Stock, A Preferred Stock, E Preferred Stock and F Preferred Stock at the close of business on May 7, 2001 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 39,275,814 shares outstanding of the Company's Common Stock, 10,000 shares of A Preferred Stock (each share of which is convertible into 0.667 shares of Common Stock), 650 shares of E Preferred Stock (each share of which is convertible into 1,000,000 shares of Common Stock) and 0 shares of F Preferred Stock (each share of which is convertible into 0 shares of Common Stock). Holders of A Preferred Stock, E Preferred Stock and F Preferred Stock are entitled to one vote per share for each share of Common Stock into which such Preferred Stock is convertible. Thus, as of the Record Date, there were a total of 40,282,480 votes entitled to be cast by holders of the Company's capital stock. The holders as of the Record Date of the Company's Common Stock, the A Preferred Stock, the E Preferred Stock and the F Preferred Stock will vote together as a class on an as-converted basis (the "As-Converted Voting Group") on all matters presented at the Annual Meeting, other than the Articles Amendment, on which each of the Common Stock, the A Preferred Stock, the E Preferred Stock and the F Preferred Stock will vote as separate classes. These shares exclude 210,610 shares held in treasury as of the Record Date.


                       VOTING AND SOLICITATION OF PROXIES

         A shareholder who submits a proxy may revoke it at any time before the proxy is exercised. A proxy may be revoked prior to exercise by (a) filing with the Company's Secretary a written revocation of the proxy, (b) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy or (c) submitting a duly executed proxy bearing a later date. Returning a signed proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. When a proxy is returned properly signed, the shares represented will be voted in accordance with the instructions provided therein. Broker non-votes will not be counted as votes cast and will have no effect on the results of a vote, although they will count towards the presence of a quorum. Abstentions will have the effect of a "no" vote, and will count towards the presence of quorum. In the absence of instructions, the shares represented at the Annual Meeting by proxy will be voted

"FOR" the nominees of the Board in the election of directors, "FOR" the amendment to the Plan and "FOR" the Articles Amendment.

         The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or facsimile by officers or other regular employees of the Company who will not receive any additional compensation for such efforts. Additionally, the Company had retained the proxy solicitation firm of DF King to assist management in soliciting proxies. The Company has agreed to pay such firm a fee of approximately $4,000 for its services, plus expenses. The Company will reimburse reasonable expenses incurred by record holders of Common Stock, A Preferred Stock, E Preferred Stock or F Preferred Stock who are brokers, dealers, banks, voting trustees or other nominees for mailing proxy materials to any beneficial owners of such stock, upon request of such record holders.

                     VOTE REQUIRED FOR ELECTION OF DIRECTORS
                         AND APPROVAL OF OTHER PROPOSALS

         To be elected a director, a nominee for election must receive the favorable vote of a majority of the shares in the As-Converted Voting Group, represented in person or by proxy at the Annual Meeting. Shareholders entitled to vote will not have cumulative voting rights. Approval of the proposal to amend the Plan requires the favorable vote of a majority of the shares in the As-Converted Voting Group, represented in person or by proxy at the Annual Meeting. Approval of the proposal to amend the Company's Articles of Incorporation requires the favorable vote of a majority of the shares of each of the Common Stock, the A Preferred Stock, the E Preferred Stock and the F Preferred Stock, each voting as a separate class, represented in person or by proxy at the Annual Meeting.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

         The Board of Directors, the size of which the Board sets from time to time at between three (3) and seven (7) members, currently consists of four (4) members: Paul L. Devine, A.S. Clausi, W. Ward Carey and Richard M. Harris. The Board proposes that the four current directors, listed below as nominees, be re-elected as directors of the Company, to hold office until the next annual meeting of shareholders and until such director's successor is duly elected and qualified. The Board may determine to increase the size of the board hereafter. Each nominee has consented to be named as a nominee and, to the present knowledge of the Company, is willing to serve as a director, if elected. Should any of the nominees not remain a candidate at the end of the Annual Meeting (a situation that is not expected), proxies with respect to which no contrary direction is made will be voted in favor of those who remain as candidates and may be voted for substitute nominees.

     The nominees, their ages at the Record Date and certain other information about them is set forth below:

                                       Position(s) with
Name                       Age         the Company                              Director Since
----                       ---         -----------                              --------------
Paul L. Devine             46          Chairman of the Board,                   1992
                                       President and Chief Executive Officer

A.S. Clausi                78          Director                                 1998

W. Ward Carey              63          Director                                 1999

Richard M. Harris          65          Director                                 2000

     PAUL L. DEVINE - Mr. Devine was appointed Chairman, President and Chief Executive Officer of the Company in March 1992. From 1989 to 1992, Mr. Devine was involved as a business consultant in the identification and targeting of acquisitions for various public companies. During this time, he also served as a director and chief executive officer of various companies, including three United Kingdom (U.K.) subsidiaries of Abbey Home Healthcare, Inc., a U.S. public health care group. Mr. Devine is a graduate of London University and holds Bachelors and Masters degrees in curriculum research. Throughout his business career, he has been intimately involved in the design and implementation of new product strategies, both in financial services and health/hygiene services.

     A.S. CLAUSI - Mr. Clausi was elected to the Board of Directors in March 1998. For more than five years, Mr. Clausi has served as a consultant and adviser to the food industry. He was Senior Vice President and Chief Research Officer of General Foods Corporation worldwide, prior to his retirement. Mr. Clausi is a past President of the Institute of Food Technologists (IFT), past Chairman of the IFT Foundation and past Chairman of the Food Safety Council. He has a chemistry degree from Brooklyn College and has done graduate work at Stevens Institute of Technology. Mr. Clausi is the holder of 13 patents, has authored chapters in food technology texts and has delivered numerous papers on various aspects of the management of food science and technology. Mr. Clausi is currently a director of Opta Food Ingredients, Inc. and also serves as a member of the Technical Advisory Board of Goodman Fielder, Ltd. He served on the Technical Advisory Board of Martek Biosciences, Inc. from 1990 to 1997. Mr. Clausi also serves as a director and a member of Technical Advisory Boards of a number of private companies as well as being a member of the Company's Audit, Compensation and 1994 Stock Incentive Plan Administrative Committees of the Board of Directors.

     W. WARD CAREY - Mr. Carey was elected to the Board of Directors in January 1999. He is currently Senior Vice President - Investments at PaineWebber Incorporated in New York. Prior to joining PaineWebber in 1993, he served as an Executive Vice President and Director of Bessemer Trust Company of Florida. He previously served as President, Chairman and Chief Executive Officer of Tucker Anthony in New York and Chairman of the Executive Committee of Sutro and Company in San Francisco. He has almost 40 years of senior level experience in the investment and investment banking fields.

     RICHARD M. HARRIS - Mr. Harris was appointed to the Board of Directors in July 2000. For over eight years, Mr. Harris has worked as a business consultant to various public and private companies. Prior to his early retirement he was Senior Vice President and Chief Financial Officer of Axel Johnson, Inc. He previously served for 18 years with the International Paper Company as Senior Vice President for all packaging operations. He was Group Chief Executive of the industrial packaging business and Executive Vice President and Chief Financial Officer of the parent company.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board held two meetings during 2000 and also acted by unanimous written consent. The Board currently has an Audit Committee and a Compensation Committee, but does not have a nominating committee. The Company also had a 1994 Stock Incentive Plan (1994 Plan) Administration Committee, but the 1994 Plan expired in May 1999, after which time no further options could be issued under this plan. During 2000, the Audit, Compensation and 1994 Plan Committees were comprised of Messrs. Clausi and Carey, together with Mr. Richard M. Harris, subsequent to his appointment in July 2000. The board as a whole serves as the administrative committee for the Plan. The Compensation Committee held one meeting in 2000 and the Audit Committee held three meetings in 2000, and also acted by unanimous written consent. The 1998 Plan Administrative Committee met once in 2000 and also acted by unanimous written consent. Each incumbent director who served on the Board during the full 2000 fiscal year attended over 75% of the aggregate number of meetings of the Board and of the committees on which and during the periods in which such director served.

     The Audit Committee has authority to recommend the appointment of the Company's independent auditors and review the results and scope of audits, internal accounting controls and tax and other accounting-related matters. The Compensation Committee sets compensation policies applicable to executive officers and approves salaries, bonuses and other compensation matters for executive officers of the Company. The 1994 Plan Administrative Committee administers the 1994 Plan and the Board as a whole administers the Plan, together with the Company's 1993 Non-Qualified Stock Option Plan.


COMPENSATION OF DIRECTORS

     With the exception of Mr. Devine in his capacity as an officer of the Company, no cash compensation was paid to any director of the Company during the year ended December 31, 2000. In July 2000, in accordance with the terms of the Company's 1994 Plan, W. Ward Carey and Adolph S. Clausi were each granted an option to acquire 7,500 shares of Common Stock at an exercise price of $1.25 per share, for their services as members of the Audit and Compensation Committees. These options are exercisable for ten-year terms and have exercise prices equal to the fair market value of such shares on the date of grant.

     In addition, in March 2000, Messrs. Carey and Clausi were both granted an option to acquire

50,000 shares of Common Stock, at an exercise price of $2.475 per share. In September 2000, the Company granted Mr. Harris an option to acquire 50,000 shares of Common Stock, at an exercise price of $1.0312. These options, which were granted under the Plan and were fully vested as of the date of grant, are exercisable for ten-year terms and have exercise prices at 110% of the closing market price on the date of grant.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE NOMINEES PRESENTED.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of the Record Date, regarding the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1933, as amended) of (i) each director, (ii) each of the executive officers named in the summary compensation table, (iii) all executive officers and directors of the Company as a group and (iv) each person known to the Company to be a beneficial owner of more than 5% of the Company's outstanding Common Stock and/or A Preferred Stock and/or E Preferred Stock and/or F Preferred Stock (information regarding the A Preferred Stock, E Preferred Stock and F Preferred Stock is presented both on an as-converted basis and as a separate class of voting securities). Except as set forth below, the shareholders named below have sole voting and investment power with respect to the respective shares of Common Stock and Preferred Shares shown as beneficially owned by them.

COMMON STOCK                        SHARES                   PERCENT
                                 BENEFICIALLY                   OF
NAME OF BENEFICIAL OWNER           OWNED (1)                  COMMON
------------------------           ---------                  ------
Lancer Partners, L.P.              7,638,505(2)               19.45%

GHM, Inc.                          5,020,487(3)               12.27%

Joseph Giamanco                    3,877,412(4)                9.47%

Mrs. Wayne Close                   2,563,336(5)                6.48%

Paul L. Devine                       570,916(6)                1.45%

W. Ward Carey                        162,175(7)                   *

A.S. Clausi                          130,625(8)                   *

Richard M. Harris                     50,000(9)                   *

Antony E. Kendall                    196,000(10)                  *

William R. Romig                     112,500(9)                   *

Directors and executive officers
  as a group (7 persons)           1,222,216(11)               3.06%

Total number of shares
outstanding - common              39,275,814                 100.00%

Shares of common stock issuable
upon conversion of A Preferred         6,666(12)                  *

     *    Less than one percent.

(1) Unissued shares of Common Stock of each owner subject to currently exercisable options or other rights to acquire securities exercisable within 60 days of the date hereof are included in the totals listed and are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. The effect of this calculation is to increase the stated total ownership percentage currently controlled. Information in the table is based solely upon information contained in filings with the Securities and Exchange Commission, pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, and the records of the Company. The calculation also excludes 210,610 shares held in treasury as of the Record Date.

(2) Includes shares of Common Stock held by funds other than Lancer Partners, L.P., but that are commonly managed in a group that includes Lancer Partners, L.P. The address for Lancer Partners, L.P. is 375 Park Avenue, Suite 2006, New York, NY 10152.

(3) Includes 1,650,000 shares of Common Stock that may be acquired by exercising warrants. The address for GHM, Inc. is 74 Trinity Place, New York, NY 10006.

(4) Includes 1,650,000 shares of Common Stock that may be acquired by exercising warrants. Mr. Giamanco is a controlling shareholder in GHM, Inc. The address for Mr. Giamanco is c/o GHM, Inc., 74 Trinity Place, New York, NY 10006.

(5) Includes 20,000 shares of Common Stock held jointly with a family member. Also includes 278,571 shares of Common Stock that may be acquired by exercising warrants. The address for Mrs. Close is c/o Marcus J. Williams Esq., Davis Wright Tremaine, LLP, Suite 2300, 1300 SW Fifth Avenue, Portland, OR 97201-5682.

(6) Includes 200,000 shares of Common Stock that may be acquired by exercising options. The address for Mr. Devine is c/o the Company, 2 International Plaza, Suite 245, Philadelphia, PA 19113-1507.

(7) Includes 109,375 shares of Common Stock issuable upon exercise of options. Also includes

     5,000 shares of Common Stock owned by Mr. Carey's wife, as to which he disclaims beneficial ownership.

(8)  Includes 115,625 shares of Common Stock issuable upon exercise of options.

(9) Amount shown represents shares of Common Stock that may be acquired by exercising options.

(10) Includes 95,000 shares of Common Stock that may be acquired by exercising options and 100,000 shares of Common Stock that may be acquired by exercising warrants.

(11) Includes 682,500 shares of Common Stock that may be acquired by exercising options and 100,000 shares of Common Stock that may be acquired by exercising warrants.

(12) As of the Record Date there were a total of 10,000 shares of A Preferred Stock outstanding, beneficially held as follows: 5,000 held by J. Matthew Dalton, whose address is 1232 W. George Street, Chicago, IL 60657; and 5,000 held by Verne Scazzero, whose address is 1414 South Prairie Ave., Chicago, IL 60605.

(13) As of the record date there were a total of 650 shares of E Preferred Stock outstanding, beneficially held as follows: 312 shares by ABN Amro Bank (Switzerland) Ltd, 175.5 shares by Bank Von Ernst, 65 shares by Von Greffenried AG and 97.5 shares by DC Bank, all c/o Riedel Invest, Dufourstrasse 29, CH-3000 Berne 6, Switzerland.

                             EXECUTIVE COMPENSATION

         The following table sets forth the aggregate compensation (cash and non-cash, plan and non-plan) paid by the Company during 2000 for services rendered in all capacities to the Chief Executive Officer and each of the other four most highly compensated executive officers (collectively "Named Executive Officers").

                                                          LONG-TERM COMPENSATION
                                                          ----------------------
                                         ANNUAL COMPENSATION                  AWARDS               PAYOUTS
                                   --------------------------------    --------------------    ----------------

                                                                      RESTRICTED                          ALL
                                                       OTHER ANNUAL     STOCK      OPTIONS/     LTIPC    OTHER
     NAME AND                       SALARY      BONUS  COMPENSATION    AWARD(S)      SARS      PAYOUTS   COMP.
PRINCIPAL POSITION         YEAR      ($)         ($)        ($)          ($)          (#)        ($)      ($)
------------------         ----      ---         ---        ---          ---          ---        ---      ---
Paul L. Devine             2000    375,000          0     2,740             0            0        0        0
   Chairman, President     1999    275,000          0     5,888             0            0        0        0
   and Chief Executive     1998    275,000          0     2,872             0            0        0        0
   Officer

Jose Saenz de Santa Maria  2000    122,332          0     3,096(1)          0            0        0        0
   Managing Director       1999    128,205          0    21,659(1)          0            0        0        0
   Fabbri Artes Graficas   1998    133,600     13,360    25,593(1)          0       45,000        0        0
   Valencia S.A.

Antony E. Kendall          2000    151,400          0    16,613(2)          0            0        0        0
   Chief Executive         1999    134,460          0    15,837(2)          0            0        0        0
   EPL Flexible            1998    137,423          0    12,788(2)          0       20,000        0        0
   Packaging Ltd

William R. Romig           2000    130,000          0       288             0            0        0        0
   Senior Vice President,  1999    120,000          0         0             0            0        0        0
   Science & Technology    1998    105,750          0         0             0            0        0        0


     (1) assumes an exchange rate of $1:PTS177 for 2000, $1:PTS162 for 1999 and $1:PTS149.70 for 1998.

     (2) assumes an exchange rate of pound 1:$1.514 for 2000, pound 1:$1.652 for 1999, pound 1:$1.65 for 1998.


                        OPTION GRANTS IN LAST FISCAL YEAR

         No grants of stock options were made by the Company during 2000 to Named Executive Officers.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR-END OPTION VALUES(1)

     The following table sets forth certain information concerning exercises of stock options during fiscal 2000 and the value of unexercised stock options at December 31, 2000 for Named Executive Officers.

                                                                                                VALUE OF UNEXERCISED
                                                                     NUMBER OF SECURITIES           IN-THE-MONEY
                                                                    UNDERLYING UNEXERCISED           OPTIONS AT
                                       SHARES                    OPTIONS AT DECEMBER 31, 2000    DECEMBER 31, 2000(1)
                                      ACQUIRED         VALUE                        UNEXER-                   UNEXER-
         NAME                        ON EXERCISE     REALIZED($)    EXERCISABLE     CISABLE     EXERCISABLE   CISABLE
         ----                        -----------     -----------    -----------     -------     -----------   -------
         Paul L. Devine                   0              0             350,000          0             0           0
         Jose Saenz de Santa Maria        0              0              45,000          0             0           0
         Antony E. Kendall                0              0              95,000          0             0           0
         William R. Romig                 0              0             162,500          0             0           0

         (1) The fair market value of the in-the-money-options was calculated on the basis of the difference between the exercise price of the options held and the closing price of a share of common stock on the Nasdaq SmallCap Market, on December 31, 2000, multiplied by the number of options held. At December 31, 2000, the closing price of a share of Common Stock on the Nasdaq SmallCap Market was $0.50.

     In April 2000, Antony Kendall was awarded a warrant to purchase 100,000 shares of Common Stock, with an exercise price of $0.75 per share. These warrants were unexercised as at December 31, 2000.

EMPLOYMENT AND CONSULTING CONTRACTS

     Mr. Devine and the Company are parties to an employment agreement dated as of January 1, 1997 that provides that Mr. Devine is to serve as the Company's Chairman of the Board, President and Chief Executive Officer. The Agreement provides for a rolling three-year term. The Agreement provides for a base salary to be fixed by the Board that, as of January 1, 1997, was $275,000 per year. On March 28, 2000, the Board of Directors raised Mr. Devine's annual salary to $375,000. Pursuant to the Agreement the Company will maintain life insurance on Mr. Devine's life with a face amount equal to at least $1,000,000, for which Mr. Devine may designate a beneficiary. Under the agreement Mr. Devine also will be entitled to receive a retirement benefit if he remains continuously employed (as defined in the Agreement) by the Company until age 50. Generally, if Mr. Devine retires at age 65, the retirement benefit to be received annually will be equal to 50% of his average annual base salary and bonus during the final three years of his employment (less benefits from any other defined benefit pension plan of the Company). The percentage of Mr. Devine's average annual base salary and bonus will be reduced or increased by 6% for each year by which Mr. Devine retires and elects to have such retirement benefit commence earlier or later than his 65th birthday. The agreement further provides that Mr. Devine is entitled to participate in all benefit plans and arrangements of the Company and may also receive bonuses, if any, as determined by the Board of Directors. The agreement also provides certain disability and death benefits to Mr. Devine, as well as severance payments approximately equal to Mr. Devine's average salary and bonus for the previous three years, to continue for three years if Mr. Devine is terminated under certain conditions. Additionally, Mr. Devine is entitled to receive a payment of slightly less than three times his "base amount" (as defined in the Internal Revenue Code of 1986, as amended) in the event of a "change of control" of the Company (as defined in the Agreement). The Agreement also contains certain customary provisions regarding confidentiality and non-competition restrictions.

     The Company, through Fabbri Artes Graficas Valencia S.A. ("Fabbri"), entered into an employment agreement with Mr. Saenz de Santa Maria commencing on May 1, 1998, which provides that Mr. Saenz de Santa Maria is to serve as managing director of Fabbri. The agreement provides for an annual salary of PTS20,000,000 ($133,000 at an exchange rate of $1:PTS150), which salary is reviewable on January 1 annually, together with customary benefits, such as vacation and the provision of an automobile. A bonus is also payable upon the achievement of certain performance targets, as agreed on an annual basis. The contract may be terminated by either side upon six months notice. The agreement also contains certain customary provisions regarding confidentiality and non-competition.

     The Company, through Bakery Packaging Services Limited (now known as EPL Flexible Packaging Limited ("EPL Flexible")), entered into an employment agreement with Mr. Kendall commencing on August 1, 1996, which provides that Mr. Kendall is to serve as Chief Executive Officer of EPL Flexible. The agreement originally provided for an annual salary of pound 70,000 ($115,000 at an exchange rate of pound 1:$1.65), which salary is reviewable on January 1 annually, was increased to pound 83,000 ($137,000 at an exchange rate of pound 1:$1.65) as of July 1, 1997, and was increased to pound 100,000 ($165,000 at an exchange rate of pound 1:$1.65) as of January 1, 2000. It also contains customary benefits, such as vacation, the provision of an automobile, healthcare coverage and contributions into a defined contribution pension scheme. A bonus is also payable upon the achievement of certain performance targets, as agreed on an annual basis. The contract may be terminated by either side upon six months notice. The agreement also contains certain customary provisions regarding confidentiality and non-competition.

     Effective January 1, 1998, the Company entered into a new employment agreement with Dr. Romig, which runs for an initial term of two years, with annual renewal terms thereafter. Either party may terminate the contract upon six months' notice. The initial annual salary was $120,000, with a bonus of up to 25% of the salary based upon the achievement of agreed-upon objectives. The salary was increased to $140,000 per annum effective July 1, 1999. In addition to the customary provisions on vacation and healthcare coverage, the agreement also provides that, in the event of a termination of employment by either party due to a change in control (as defined in the agreement), Dr. Romig would receive a total payment equal to twice his annual salary plus a bonus equal to his average bonus earned over the previous twelve months. The agreement also contains certain customary provisions regarding confidentiality and non-competition.

STOCK INCENTIVE PLANS

     The Company's 1994 Stock Incentive Plan was adopted by the shareholders on July 21, 1994, and modified by the shareholders to increase the shares issuable thereunder and to make certain other changes on July 22, 1996, and again on July 21, 1997 (as so modified, the 1994 Plan). The Company's 1998 Stock Incentive Plan, as amended and restated (the "1998 Plan"), was adopted by the Company's shareholders on September 29, 1998. The 1994 Plan and the 1998 Plan are intended to provide additional incentive to certain employees, certain consultants or advisors and non-employee members of the Board of Directors to enter into or remain in the employ of the Company or to serve on the Board of Directors by providing them with an additional opportunity to increase their proprietary interest in the Company and to align their interests with those of the Company's shareholders generally through the receipt of options to purchase Common Stock that have been structured to comply with the applicable provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, and Rule 16b-3 thereunder. The 1994 Plan and the 1998 Plan provide for the grant of incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended, and non-qualified stock options and the award of shares of Common Stock. The particular terms of each option grant or stock award are set forth in a separate agreement between the Company and the optionee or award recipient. The 1994 Plan and the 1998 Plan are administered by the administration committees appointed by the Board of Directors, which are currently comprised of
W. Ward Carey, A.S. Clausi and Richard M. Harris. The committees generally have the discretion to determine the number of shares subject to each award, and other applicable terms and conditions, including a grants vesting schedule. The term of an option granted under the 1994 Plan may not be more than five years from the grant date and options generally terminate three months after an optionee ceases to be employed by the Company (twelve months in the case of death or disability). The 1994 Plan provides that no option may be granted under it after May 4, 1999.

     Under the 1998 Plan, 850,000 shares of Common Stock are reserved for issuance. The terms of the 1998 Plan are substantially similar to those of the 1994 Plan, except that (i) the minimum exercise price for options granted under the 1998 Plan to executives, officers and employee directors of the Company that were serving as of September 29, 1998, is $14.00 per share, (ii) all options granted under the 1998 Plan must be granted at a premium to the market price of the Common Stock at the time of grant, (iii) options granted under the 1998 Plan cannot be repriced without shareholder approval and (iv) the term of an option may not be more than ten years from the grant date. In addition, the 1998 Plan provides for the automatic grant to each non-employee director of the Company of options to purchase 7,500 shares of Common Stock on June 25, 2000 and on each June 25 thereafter during the term of the 1998 Plan. The 1998 Plan provides that no option may be granted under it after June 25, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee during fiscal 2000 were Messrs. Carey and Clausi, who served for the entire year and Mr. Harris who was elected to the committee in July 2000. Neither Messrs. Carey, Clausi nor Harris were officers or employees of the Company or any of its subsidiaries during 2000. Except as disclosed under "Item 13 - Certain Relationships and Related Transactions" of the Company's Form 10-K filed with the SEC on April 3, 2001, none of the members of the Compensation Committee nor any of their affiliates entered into any transactions with the Company during 2000.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee sets compensation policies applicable to executive officers and has the authority to approve salaries and bonuses and other compensation matters for the Company's executive officers. The Committee reviews the overall performance of the Company and its executive officers based on the Company's financial and operating performance. The Committee's compensation policy generally reflects the basic principles that compensation should reflect the financial performance of the Company and a portion of an executive officer's compensation should provide long-term incentives that will tie long-term rewards for the executive officers to increases in shareholder value. Company philosophy regarding base salary is to maintain it at a competitive level sufficient to recruit individuals possessing the skills necessary to achieve the Company's vision and mission over the long term. The Committee monitors salary levels for comparable executives. The Committee, in its discretion, may award bonuses to employees, based on Company performance and each employee's performance goals. The intent of a bonus is to motivate and reward performance of employees measured against specific goals and in light of the competitive compensation practices of comparable companies. The goals vary with each employee's responsibilities rather than being fixed by reference to overall measures of Company performance. Finally, stock options are viewed as a fundamental element in the total compensation program and, in keeping with the Company's basic philosophy, emphasize long-term Company performance as measured by the creation and enhancement of shareholder value, fostering a community of interest between shareholders and employees. The specific determination of the number of options to be granted, however, is not based upon any specific criteria. Although options may be granted at any price (but not less than $14.00 in the case of executive officers employed as of September 29, 1998), options generally have been granted at the fair market value of the underlying shares on the date of grant. The Committee also relies on recommendations of management regarding option grants.

     The compensation for the Company's Chief Executive Officer is based on the salary required by the terms of the Company's employment agreement for the Chief Executive Officer and, with respect to any discretionary bonus the Committee may award, among other factors, his ability to obtain necessary financing to fund the Company's operations, expand sales growth opportunities, integrate various operations and continue to guide the Company in its role in servicing the fresh-cut produce industry as the same may expand. In evaluating the performance of the Company's executive officers, including the Chief Executive Officer, the Committee noted that the Company's 2000 sales revenue had fallen slightly, from $30,307,000 to $27,814,000. However, this was more than accounted for by the fall in sales revenue within the Company's corn operations. In addition, there was a fall in sales revenue due to adverse currency movements and flood damage at the Company's Spanish packaging operations. This masked increases in sales revenue at the Company's U.S. packaging operations, and especially the U.K. packaging operations. Significant achievements in the year included: (i) the licensing arrangement announced in early 2000 with Monterey Mushrooms, and the initial generation of revenue from Mushroom Fresh, (ii) the continued growth and development of the Company's U.K. packaging operations, where the business is now number one in produce packaging, as well as developing business in many other applications, notably cooked meat pastry products (this also included the development of the tactical platform available to the business with the installation of an 8-color press during the first quarter of 2000), (iii) the significantly reduced losses in the Company's fresh-cut potato operations, following the strategic partnership with Resers Fine Foods, Inc., (iv) the growth in the Company's U.S. packaging operations, including the opening of a second facility near Chicago to help service new business with Procter & Gamble, and (v) the raising of funds via new debt and equity, to help move the Company's operations forward. The decision also was taken to close the Company's corn operations, which had consumed much financial and management resource over recent years. This, amongst the other actions taken during 2000, is expected to result in significantly improved operating results during 2001 and beyond. The satisfaction of certain performance criteria and qualitative criteria, consideration from time to time by the Committee, without any formulae or strict industry comparisons, including, management skills and leadership ability, are the bases upon which the Committee evaluates compensation decisions for its executive officers, including the Chief Executive Officer.


QUALIFYING EXECUTIVE COMPENSATION FOR DEDUCTIBILITY UNDER APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that a publicly-held corporation generally may not deduct compensation for its chief executive officer or for each of certain other executive officers to the extent that such compensation exceeds $1,000,000 for the executive or does not qualify as a "performance based" compensation arrangement. The Committee currently intends to consider taking such actions as may be appropriate to qualify compensation received by such executives upon exercise of options granted under the Company's stock option plans for deductibility under Section 162(m), although it has not done so in the past. The Committee notes that base salary and bonus levels are currently expected to remain below the $1,000,000 limitation.

This report is furnished by the Compensation Committee of the Board of Directors April 17, 2001

                  W. Ward Carey - Chairman
                  A.S. Clausi
                  Richard M. Harris

REPORT OF AUDIT COMMITTEE

To the Board of Directors of EPL Technologies, Inc.

The Audit Committee is comprised of three independent directors appointed by the Board of Directors and operates under a charter that was adopted in May 2000 (see Exhibit B to this Proxy Statement)

Deloitte & Touche LLP, independent auditors, audited the financial statements of the Company for the fiscal year ended December 31, 2000. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The Board has selected Deloitte & Touche LLP as the independent auditors to audit the Company's financial statements for the fiscal year ending December 31, 2001.

Audit Fees - Audit fees billed to the Company by Deloitte & Touche LLP during the Company's 2000 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10Q totaled $150,000.

Financial information Systems Design and Implementation Fees - The Company did not engage Deloitte & Touche LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2000.

All Other Fees - Fees billed to the Company by Deloitte & Touche LLP during the Company's 2000 fiscal year for all other non-audit services rendered to the Company, including tax related services, totaled $3,200.

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence. We discussed whether the additional service provided by Deloitte & Touche LLP to the Company were compatible with maintaining their independence. We determined that such service were so compatible.

Based upon the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

Richard M. Harris - Chairman
W. Ward Carey
A.S. Clausi


April 17, 2001

                            STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in cumulative total stockholder return on the Common Stock since December 31, 1995 to December 31, 2000, comparing the difference between the price of the Common Stock at the beginning and end of the measurement period with the cumulative total return on the Nasdaq Composite (US) Index and the Nasdaq Industrial Index over the same period. The comparison assumes $100 was invested on December 30, 1995 in the Common Stock and in each of the indices and assumes reinvestment of dividends, if any, from that date to December 31, 2000. The Company has not paid cash dividends on the Common Stock. Historic stock prices are not indicative of future stock price performance. (1)




[TOTAL RETURN TO STOCKHOLDERS]

(ASSUMES $100 INVESTMENT ON 12/31/95)

[LINE GRAPH]

TOTAL RETURN ANALYSIS
                                 12/31/95       12/31/96      12/31/97      12/31/98       12/31/99      12/31/00
EPL TECHNOLOGIES, INC.            $ 100.00      $ 156.45       $ 158.06      $ 61.29        $ 12.50        $ 6.45
NASDAQ INDUSTRIAL                 $ 100.00      $ 115.03       $ 127.57      $ 135.20      $ 232.09       $ 153.73
NASDAQ COMPOSITE                  $ 100.00      $ 122.71       $ 149.25      $ 208.40      $ 386.77       $ 234.81

(1) The Common Stock traded on the Nasdaq SmallCap Market from September 1999 to April 2001, and from July 1996 to May 1998. From May 1998 to September 1999 the Common Stock traded on the Nasdaq Stock Market's National Market.

     This Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the Securities Act), or under the Securities Exchange Act of 1934 (the Exchange Act), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act and is not to be deemed to be soliciting material.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In March 1999, Paul L. Devine, the Company's Chairman and Chief Executive Officer, agreed to extend to the Company on a short-term basis a revolving credit facility in an amount of up to $500,000, of which $67,860, excluding unpaid interest, was outstanding as of March 31, 2001. The Company's obligations under this facility are unsecured, and amounts outstanding thereunder bear interest at a rate of nine percent (9%) per annum. Mr. Devine has agreed to defer repayment of the remaining balance owed to him until such time as the Company is able to do so. The Company has agreed to pay all reasonable out-of-pocket expenses incurred by Mr. Devine in connection with advancing funds to the Company under this facility.

     The Company from time-to-time has granted to certain of its non-employee directors a number of options to purchase shares of Common Stock upon the initial election of such director to the Company's Board of Directors to provide incentive for a high level of dedication in the future and to align the interests of such directors with the interests of the Company's shareholders. On March 28, 2000, the Company granted, under the 1998 Plan, to each of A.S. Clausi and W. Ward Carey options to purchase 50,000 shares of Common Stock at $2.475, an exercise price which represented 110% of the closing price of the Common Stock on the date of grant. On September 8, 2000, the Company granted Richard M. Harris, under the 1998 Plan, options to purchase 50,000 shares of

Common Stock at $1.0312, an exercise price which represented 110% of the closing price of the Common Stock on the date of grant. Such options were fully vested as of the date of grant.

     In December 1999 two investment funds affiliated with the Company granted the Company a credit facility of $3,500,000, which amount was fully drawn as at December 31, 2000 and 1999. The facility carries a stated interest at the rate of 12% per annum and is secured by a pledge of certain assets of the Company. In connection with this facility, the Company issued two million shares of Common Stock (valued at $1,188,000) and issued a warrant to acquire 350,000 shares of Common Stock at an exercise price of $0.50 per share (such warrant having a fair value of $161,000). In May 2000, the Lenders agreed to defer the repayment date until September 2000, as well as agreed to other changes in the terms of the facility. In connection with this restructuring, the Company issued an aggregate of 1,000,000 shares of Common Stock to the Lenders and 150,000 shares of Common Stock to a third party which participated in the negotiation of the restructuring. Based on the market value at the date of issuance, the shares had a value of $1,725,000. Such value was recorded as deferred debt costs on the balance sheet under prepaid expenses and other current assets and was amortized into interest expense over the life of the initial debt agreement. This amortization was complete as at September 30, 2000. In August 2000, the lenders agreed to further restructure the facility, including to defer repayment until December 2000. Under this agreement, the Company issued an aggregate of 1,200,000 shares of Common Stock to the Lenders and 160,000 shares of Common Stock to a third party which participated in the negotiation of the restructuring. The value of the shares ($1,186,250) was amortized into interest expense over the life of the agreed restructuring. In November 2000, the facility was again restructured, including to defer repayment until March 2001. Under this latest agreement, a further total of 1,850,000 shares were issued in March 2001 and charged into interest expense during December 2000, January 2001 and February 2001, based on the market value at those times. Subsequent to the year end, repayment has been deferred again to May 2001, at which time further shares will be issuable. As of December 31, 2000, the effective interest rate of this facility, after including all of the debt issue costs, including the value of the stock and warrants issued, is approximately 145%.


                                 PROPOSAL NO. 2
              AMENDMENT TO THE COMPANY'S 1998 STOCK INCENTIVE PLAN,
                             AS AMENDED AND RESTATED

     On September 29, 1998, the Company's shareholders approved the Company's 1998 Stock Incentive Plan, as amended and restated (the "1998 Plan"), which provides for the granting of options for the cash purchase of an aggregate of 850,000 shares of Common Stock, subject to certain adjustments, for employees (including employees who are members of the Board) and consultants or advisors of the Company or any Affiliate (as defined under the 1998 Plan). On April 17, 2001, the Board adopted, found advisable and recommended to the shareholders a further amendment to the 1998 Plan, pursuant to the terms and conditions of the 1998 Plan. The amendment, which is subject to shareholder approval, would increase the number of shares of Common Stock reserved for issuance under the 1998 Plan to 1,500,000. If the shareholders do not approve the amendment, the amendment will not be effective.

     The purpose of the 1998 Plan is to provide such eligible persons with additional incentive to devote themselves to the future success of the Company or an Affiliate and to attract, retain and motivate individuals upon whom the Company's sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company.

     The 1998 Plan is intended as an additional incentive to certain employees, certain consultants or advisors and non-employee members of the Board of Directors to enter into or remain in the employ of the Company or to serve on the Board of Directors by providing them with an additional opportunity to increase their proprietary interest in the Company and to align their interests with those of the Company's shareholders generally through the receipt of options to purchase Common Stock and has been structured to comply with the applicable provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended and Rule 16b-3 thereunder.

     The 1998 Plan is to be administered by the 1998 Stock Incentive Plan Committee appointed by the Board (the "1998 Plan Committee"). Options granted under the 1998 Plan may be designated by the 1998 Plan Committee as "incentive stock options" ("ISOs") within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended ("Code"), or may be designated by the 1998 Plan Committee as options not intended to be ISOs ("non-qualified stock options").

     Options for 627,500 shares have been granted under the 1998 Plan. The Board of Directors believes that, in light of the Company's recent development, an increase in the maximum number of shares subject to options under the 1998 Plan is appropriate. The Company has found that the use of options has enabled it to retain talented and experienced individuals at salary levels below that which might otherwise be required if options were not offered as part of the compensation package. Moreover, options provide more or less of an economic benefit to option holders depending on the market value of the Company's Common Stock, thereby constituting a particularly effective incentive to option holders to endeavor to improve the Company's performance. The Board of Directors believes that increasing the number of shares issuable under the 1998 Plan to 1,500,000 will provide a sufficient number of shares for option grants over the next few years.

     The material features of the 1998 Plan, as amended by the proposed amendment, are as follows:

     1. Number of Shares. The aggregate maximum number of shares for which options to purchase shares of Common Stock may be granted under the 1998 Plan is 1,500,000 shares, subject to adjustment upon the occurrence of stock dividends, stock splits, recapitalization or certain other capital adjustments that cause an increase or decrease in the number of issued and outstanding shares of Common Stock. As of the Record Date, the aggregate market value of the 636,500 shares of Common Stock for which such options might be granted under the 1998 Plan was $312,500.

     2. Administration. The employees and certain consultants or advisors of the Company to whom options may be granted, the timing of grants for all eligible recipients and the option price for options granted to such eligible persons, including non-employee members of the Board of Directors, are as set forth in the 1998 Plan. Subject to the foregoing and other provisions of the 1998

Plan, the 1998 Plan is administered by the 1998 Plan Committee, composed of two or more Non-Employee Directors (as defined under the 1998 Plan). This committee operates and administers the 1998 Plan in the Board's stead.

     3. Eligibility. Employees, consultants or advisors and directors of the Company and its Affiliates are eligible to receive options under the 1998 Plan. Non-Employee Directors also receive a defined amount of non-qualified stock options, with vesting, exercise price and other provisions as described in Paragraph 11 below. On the Record Date, the number of employees eligible to participate in the 1998 Plan was approximately 186.

     4. Term of 1998 Plan. The 1998 Plan provides that no option may be granted under it after June 25, 2008.

     5. Term of Option. All options (other than those for Non-Employee Directors, as further described in Paragraph 11 below) terminate on the earliest of: (a) expiration of the option term specified in the document granting the option, which for an ISO shall not exceed (i) ten years from the date of grant (or such shorter period as the 1998 Plan Committee may select) or (ii) ten years from the date of grant if the optionee owns, directly or by attribution under the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of its Affiliates; (b) the expiration of three months (or such shorter period as the 1998 Plan Committee may select) from the date an optionee's employment terminates for any reason other than a "Change of Control", death or disability; (c) a finding by the 1998 Plan Committee that the optionee has breached his employment or service contract with the Company or has been engaged in any sort of disloyalty to the Company;
(d) the expiration of one year from the date on which the optionee's employment terminates due to such optionee's disability or death; (e) the date set by the 1998 Plan Committee to be an accelerated expiration date in the event of the liquidation or dissolution of the Company or other "Change of Control"; and (f) the date set by the 1998 Plan Committee to be an accelerated expiration date in the event of a change in the financial accounting treatment for options from that in effect on the date the 1998 Plan was adopted adversely affects the Company, or may adversely affect the Company in the foreseeable future.

     Notwithstanding the foregoing, the 1998 Plan Committee may extend the period during which an option may be exercised to a date no later than the date of expiration of the term specified in the option document.

     In addition, the non-qualified stock options granted or to be granted to Non-Employee Directors and described in Paragraph 11 below have further limitations on their term, as described in Paragraph 11.

     6. Option Price. The option price per share may be equal to or greater than the fair market value of the Common Stock subject to the option on the date the option is granted, as the 1998 Plan Committee may determine; provided, however, that the option price per share for an ISO shall be 100% of the fair market value of the Common Stock on the date the option is granted,

The 1998 Plan defines such fair market value, if the Common Stock is listed on a national securities exchange or included in the Nasdaq National Market, as the last reported sales price thereof on the relevant date or, if not so listed or included, as the mean between the closing "bid" and "asked" prices or the mean between the highest and lowest quoted selling prices of the Common Stock, as reported in customary financial reporting services, on the date the option is granted. However, the minimum exercise price for options granted under the 1998 Plan to executives, officers and employee directors of the Company that were serving as of September 29, 1998 is $14.00 per share. In addition, options granted under the 1998 Plan cannot be repriced without shareholder approval.

     7. Special Rules for Certain Shareholders. If an ISO is granted to an optionee who then owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, then the term of the option will not exceed five years and the option price per share will be at least 110% of the fair market value of the Common Stock subject to the option on the date the option is granted. Such restrictions do not apply to non-qualified stock options granted to such an optionee, which are governed by the rules described in Paragraphs 5 and 6 above.

     8. Payment. An option holder may pay for shares covered by an option in cash or by certified check or by such other mode of payment as the 1998 Plan Committee may approve, including payment through a broker in accordance with certain federal laws, or payment in whole or in part of unencumbered shares of the Company's Common Stock, based on the fair market value of such Common Stock at the time of payment. Notwithstanding the foregoing, the Board of Directors, in its sole discretion, may refuse to accept shares of Common Stock in payment of the option exercise price.

     9. Option Document; Transferability. All options will be evidenced by a written option document containing provisions consistent with the 1998 Plan. Options granted under the 1998 Plan may be transferred, by will or by the laws of descent and distribution and in other circumstances or pursuant to certain other laws.

     10. Provisions Relating to a "Change of Control". In the event of a "Change of Control", the 1998 Plan Committee may take whatever action with respect to outstanding options it deems necessary or desirable, including accelerating the expiration date of the options to a date no earlier than 30 days after notice of such acceleration is given to holders of options. In addition, in the event of a Change of Control, all options and other awards granted pursuant to the 1998 Plan will become immediately exercisable in full.

     A Change of Control will occur under the 1998 Plan upon requisite shareholder (or, if such approval is not required, Board of Directors) approval of a plan of liquidation or dissolution or the sale of substantially all of the assets of the Company. Subject to certain exceptions, a Change of Control will also occur upon requisite approval by the Company's and the other constituent corporation's stockholders (or, if such approval is not required, by the applicable boards of directors) of the merger or consolidation of the Company with or into such other constituent corporation. In addition, a Change of Control will occur if certain entities, persons or groups specified in the 1998 Plan (not including persons owning in excess of 20% of the outstanding Common Stock at the time of the adoption of the 1998 Plan by the Board of Directors and the shareholders) have become beneficial owners of, or have obtained voting control over, more than 50% of the Company's outstanding Common Stock, or on the first date upon which a majority of the Board of Directors consists of persons who have been members of the Board of Directors for less than 24 months, unless the nomination for election of each new director who was not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

     11. Special Provisions for Grant of Options to Non-Employee Directors. In addition to other options that may be granted under the 1998 Plan to Non-Employee Directors, options will be granted to Non-Employee Directors and will become exercisable under the 1998 Plan in accordance with the following terms:

          A. Each Non-Employee Director will be granted, commencing on June 25, 1998 and on each June 25th thereafter on which such person remains a non-employee director, an option to purchase up to 7,500 shares of Common Stock on a pro rata basis.

          B. Each such option granted to a Non-Employee Director will be a non-qualified stock option, so that the optionee shall have the right to exercise the option with respect to 100% of the shares covered by such option on the date of grant. The option exercise price shall be equal to the fair market value of the underlying shares on the date the option is granted, as determined by the Plan Committee.

          C. Each such option granted to a Non-Employee Director will be exercisable until the first to occur of (i) expiration of five years from the date of grant; (ii) expiration of five years from the date the optionee's service with the Company or its Affiliates terminates for any reason other than death or disability; (iii) expiration of five years from the date the optionee's service with the Company terminates by reason of death or disability; and (iv) the date of a "Change of Control."

          D. In no event shall (i) the exercise price of the option be less than the fair market value of the shares subject to the option on the date of grant; and (ii) payment of the exercise price for the option in whole or in part in shares of Common Stock held by the optionee for more than one year be restricted. The option document for such options may contain such other restrictions and terms as are permitted by and consistent with the 1998 Plan and as the 1998 Plan Committee shall determine.

     12. Amendments to the Option Document and the 1998 Plan. Subject to the provisions of the 1998 Plan, the Board of Directors may amend an option document, subject to the optionee's consent if the amendment is not favorable to the optionee. The Board of Directors may amend the 1998 Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining approval of a vote of a majority of the outstanding voting stock of the Company, within twelve months before or after adoption of the 1998 Plan or any amendment thereto, change the class of individuals eligible to receive an ISO, extend the expiration date of the

1998 Plan, decrease the minimum exercise price of an ISO granted under the 1998 Plan or increase the maximum number of shares as to which options may be granted. In addition, the provisions of the 1998 Plan determine (i) which Non-Employee Directors shall be granted options under the provisions applicable to them and described in paragraph 11 above, (ii) the number of option shares subject to options so granted and (iii) the exercise price for such options.

     13. Tax Aspects of the 1998 Plan. The following discussion is intended to summarize briefly the general principles of Federal income tax law currently applicable to options granted under the 1998 Plan. A recipient of an ISO will not recognize taxable income upon either the grant or exercise of the ISO. The option holder will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the option holder does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were transferred to such option holder. Currently, for regular federal income tax purposes, long-term capital gain is taxed at a maximum rate of 20% where the holding period is more than 12 months, while ordinary income may be subject to a maximum rate of 39.6%. If the option holder satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of an ISO.

     As a general rule, if the option holder disposes of the shares before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the option holder on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (b) the adjusted basis of the shares, and the Company will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the option holder held the shares prior to the disposition.

     The amount by which the fair market value of a share at the time of exercise exceeds the option price will be included in the computation of such option holder's "alternative minimum taxable income" in the year the option holder exercises the ISO. Currently the alternative minimum tax rate is 28%. If an option holder pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years to the extent that the credit does not reduce the regular tax below the tentative alternative minimum tax in any year. The option holder's basis in the shares for purposes of the alternative minimum tax will be adjusted when income is included in alternative minimum taxable income.

     A recipient of a non-qualified stock option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an option holder will recognize ordinary income in the taxable year in which the option holder exercises the option, in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such options over the exercise price of the option, and the Company will be allowed a deduction in that amount. Upon disposition of the shares subject to the option, an option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares were held prior to disposition, equal to the difference between the amount realized on disposition and the option holder's basis in the shares subject to the option (which basis ordinarily is the fair market value of the shares subject to the option on the date the option was exercised).

     Whenever the Company proposes or is required to deliver or transfer shares in connection with the exercise of an option under the 1998 Plan, the Company has the right to require the option holder to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such shares or to take whatever action it deems necessary to protect its interests with respect to tax liabilities in connection with the issuance of such shares.

     The Board of Directors believes that the grant of stock options will provide significant incentives to directors and employees who contribute materially to the Company's future success.

     The votes of shares of the As-Converted Voting Group, present in person or by proxy or entitled to vote at the Annual Meeting in favor of the Amendment to the 1998 Plan must exceed the number of votes cast in opposition to the Amendment of 1998 Plan to approve the amendment to the 1998 Plan, assuming the presence of a quorum at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE 1998 PLAN.


                                 PROPOSAL NO. 3
                           AMENDMENT TO THE COMPANY'S
                            ARTICLES OF INCORPORATION

     On April 17, 2001 the Board adopted, found advisable and recommended to the shareholders, a resolution to amend the Company's Articles of Incorporation in the form attached as Exhibit A. The amendment, which is subject to shareholder approval, increases the authorized number of shares of Common Stock from 50,000,000 to 100,000,000 shares, which would be immediately available for issuance. If the shareholders do not approve the amendment, the amendment will not be effective.

     The basic purpose of the proposed amendment is to afford the Company increased flexibility, as permitted by the Colorado Business Corporation Act, in structuring its future capitalization to meet financing needs for expansion and growth and for other corporate purposes that the Board may deem desirable, including, without limitation, future public offerings or private placements, acquisitions, employee benefit plans, stock splits, stock dividends, stock options or other distributions, by permitting the issuance of shares on terms that can be specifically adapted to a particular situation promptly and economically by the Board, without solicitation of proxies, further action or authorization by the shareholders. The Board has no immediate plans for issuing any additional shares other than shares to be issued as part of the Company's ongoing capital raising. If the proposed amendment is approved, however, the shares of Common Stock authorized in the Company's Articles of Incorporation and not then outstanding, may be issued by the Company without further authorization by the shareholders.

     Adoption of the amendment could, however, make more difficult, and therefore discourage, attempts to acquire or alter control of the Company, even though some shareholders of the Company may deem such change of control desirable. The authority to issue additional shares on terms set by the Board could be used to create voting impediments or other hindrances to frustrate persons seeking to effect a merger or otherwise take control of the Company or could be used to issue shares in a private placement to one or more persons sympathetic to management and opposed to any takeover bid.

     The Board has no knowledge of any present effort to accumulate the Company's securities or to obtain control of the Company. The Board has no plans at the present time to submit to shareholders for approval, or take any other action with respect to any proposals, other than the proposed amendment to the Company's Articles of Incorporation set forth in this Proxy Statement, that might be deemed to have an anti-takeover effect. In the judgment of the Board, there are now no provisions in the Company's Articles of Incorporation, its Bylaws or any other agreement or plan to which the Company is a party that could be viewed as having, to a significant extent, such an effect other than the existing classes of Preferred Stock. There is no inter-relationship between the existing provisions and the proposed amendment.

     The proposed amendment to the Company's Articles of Incorporation will become effective if it receives the affirmative votes of the holders of a majority of the outstanding shares of each of the classes of the Company's Common Stock, A Preferred Stock, E Preferred Stock and F Preferred Stock. The resolution proposed by the Board for adoption by the shareholders is set forth as Exhibit A to this Proxy Statement and is incorporated in this Proxy Statement by reference.

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
          "FOR" THE PROPOSAL TO INCREASE THE AUTHORIZED CAPITAL OF THE
                  COMPANY BY 50,000,000 SHARES OF COMMON STOCK.

             COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT 1934

     Section 16(a) of the Exchange Act requires that the Company's directors, officers and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and 10% Holders are required by SEC regulations to furnish the Company with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to the Company and the representations made by the reporting persons to the Company, the Company believes that during 1999 its directors, officers and 10% Holders complied with all filing requirements under Section 16(a) of the Exchange Act.

                   SHAREHOLDER PROPOSALS - 2002 ANNUAL MEETING

     In accordance with Rule 14a-8 of the Exchange Act 1934, as amended ("Rule 14a-8"), proposals of shareholders intended to be presented at the annual meeting of shareholders in 2002 must be received by December 28, 2001 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that annual meeting. If the 2002 Annual Meeting date is more than 30 days away from the anniversary of the 2001 Annual Meeting date, the Company will disclose changes to the December 28 deadline in its earliest possible report on Form 10-Q. Shareholder proposals should be directed to the Company's Secretary, at the address of the Company set forth on the first page of this Proxy Statement.

                                  OTHER MATTERS

         The Board knows of no matter, other than as referred to in this Proxy Statement, that will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their judgment in such matters.

                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE FINANCIAL STATEMENTS, EXHIBITS AND SCHEDULES THAT ARE ATTACHED TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE ATTENTION OF THE COMPANY'S SECRETARY AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT OR FAXED TO THE COMPANY AT (610) 521-5985.

                                            By Order of the Board of Directors,



                                            Michael S. Leo
                                            Secretary
May 18, 2001

                                    EXHIBIT A


RESOLVED, that Paragraph A. of Article V of the Articles of Incorporation of the Company be amended and restated to read in its entirety as follows:

     The Corporation shall have the authority to issue one hundred million (100,000,000) shares of common stock with a par value $0.001 per share, three million two hundred fifty thousand (3,250,000) shares of Series A 10% Cumulative Convertible Preferred Stock with a par value of $1.00 per share ("Series A Preferred Stock"), two thousand (2,000) shares of Series E Convertible Preferred Stock with a par value of $0.01 per share ("Series E Preferred Stock"), ten thousand (10,000) shares of Series F Convertible Preferred Stock with a par value of $0.01 per share ("Series F Preferred Stock") and three million, nine hundred and eighty-eight thousand (3,988,000) shares of preferred stock with a par value of $0.01 per share ("Board Designated Preferred Stock"). The Board of Directors of the Corporation may determine, in whole or in part, the preferences, limitations, and relative rights of the Board Designated Preferred Stock, within the limits set forth in Section 7-106-101 of the Colorado Business Corporation Act, of any class of the Board Designated Preferred Stock, before the issuance of any shares of that class, or one or more series within a class of the Board Designated Preferred Stock before the issuance of any shares of that series. The Board of Directors may issue, in one or more classes or series, shares of the Board Designated Preferred Stock with full, limited, multiple, fractional or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, or other special or relative rights as shall be fixed from time to time by the Board of Directors, except for and subject to, in each case, the limits set forth in Section 7-106-101 of the Colorado Business Corporation Act and in accordance with the provisions and requirements of Section 7-106-102 of the Colorado Business Corporation Act.

                                    EXHIBIT B

                             AUDIT COMMITTEE CHARTER

This Audit Committee Charter (the "Charter") has been adopted by the Board of Directors (the "Board") of EPL Technologies, Inc. (the "Company"). The Audit Committee of the Board (the "Committee") shall review and reassess the Charter annually and recommend any proposed changes to the Board for approval.

ROLE AND INDEPENDENCE: ORGANIZATION

The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors, who are each free of any relationship that, in the opinion of the Board, may interfere with such members individual exercise of independent judgment. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial management expertise, all set forth in the applicable rules of the Nasdaq and/or American Stock Exchanges. The Committee shall maintain free and open communication with the independent auditors, the internal auditor and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee may retain outside counsel, auditors or other advisors.

One member of the Committee shall be appointed as chair. The Chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit.

The Committee shall meet at least four times a year or more frequently as the Committee considers necessary. At least once each year the Committee shall have separate private meetings with the independent auditors, management and the internal auditors.

RESPONSIBILITIES

Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

- Recommending to the Board the independent auditors to be retained (or nominated for shareholder approval) to audit the financial statements of the Company. Such auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders.

- Evaluating, together with the Board and management, the performance of the independent auditors and, where appropriate, replacing such auditors.

- Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditors' independence.

- Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company's accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgment areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10K (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K).

- Issuing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

- Overseeing the relationship with the independent auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters.

- Discussing with a representative of management and the independent auditors: (1) the interim financial information contained in the Company's Quarterly Report on Form 10-Q prior to its filing, (2) the earnings announcement prior to its release (if practicable), and (3) the results of the review of such information by the independent auditors. (These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone).

- Overseeing internal audit activities, including discussing with management and the internal auditors the internal audit function's organization, objectivity, responsibilities, plans, results, budget and staffing.

- Discussing with management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company's internal controls.

- Discussing with management and the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does: accordingly, the Committee's oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

                                      PROXY
                             EPL TECHNOLOGIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Paul L. Devine and Michael S. Leo, each of them acting individually, as the attorney and proxy of the undersigned and each with the power to appoint his substitute, and hereby authorizes them to represent and to vote in the name and stead of the undersigned as designated below, all the shares of EPL Technologies, Inc. held of record by the undersigned on MAY 7, 2001, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on JUNE 28, 2001, (the "Meeting"), or any adjournment or further postponement thereof, if personally present.

1 -  Election of Directors:

                                                                  Withhold
         Name                                   Vote For          Authority to Vote
         ----                                   --------          -----------------
         Paul L. Devine                          _______               _______
         A.S. Clausi                             _______               _______
         W. Ward Carey                           _______               _______
         Richard M. Harris                       _______               _______

2 - Proposal to amend the 1998 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance under the Plan to 1,500,000.

                _______  For _______  Against      _______  Abstain

3 - Proposal to amend the Articles of Incorporation to increase the authorized number of shares of Common Stock to 100,000,000.

                _______  For _______  Against      _______  Abstain

4 - Upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     This Proxy, when properly executed, will be voted in the manner as directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THIS ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF EPL TECHNOLOGIES, INC.

      --------------------------------                        -----------------------------
      PRINT SHAREHOLDER NAME                                  SIGNATURE OF SHAREHOLDER

      --------------------------------                        -----------------------------
      DATE                                                    SIGNATURE OF SHAREHOLDER

      Please sign your name exactly as it appears on your stock certificate, date and return this proxy in the enclosed envelope. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If shareholder is a corporation, limited liability company or partnership, please have a duly authorized officer, manager, member or partner sign in full corporate, limited liability company or partnership name.

      Please return this proxy to EPL Technologies, Inc., 2 International Plaza, Suite 245, Philadelphia, PA, 19113-1507 prior to June 28, 2001 so that your votes may be counted at the Annual Meeting.